Exhibit 10.17

NAME

DATE

BROOKS AUTOMATION, INC.

2015 EQUITY INCENTIVE PLAN

Stock Unit – Award Notice

This award notice sets forth the terms of the award (the “Award”), described below, of restricted Stock Units (the “RSUs”) under the Brooks Automation, Inc. 2015 Equity Incentive Plan (the “Plan”) to the Participant identified below.  The Award is subject to the terms of the Plan, which are incorporated herein by reference.  Any initially capitalized term not defined herein shall have the meaning assigned to it in the Plan.  The term “vest” as used in this notice with respect to any RSU means the lapsing of the restrictions described herein with respect to the right to payment under the Award.

1.	Name of Participant. The Participant to whom the Award has been granted is NAME.
2.	Type and Amount of Award. Subject to such adjustments as are required or permitted under Section 4(b) of the Plan, the Award shall consist of (number) RSUs.
3.	Grant Date. The Award was granted to the Participant on DATE (the “Grant Date”).
4.

Nature of Award.  The Award consists of the conditional right to receive, on the terms and subject to the restrictions set forth herein and in the Plan, one share of Common Stock for each RSU forming part of the Award.

5.

Forfeiture Risk.  If the Participant ceases to be an employee or consultant for any reason, any then outstanding and unvested RSUs shall be automatically and immediately forfeited. Notwithstanding the foregoing, the Company may elect to have the Award, in whole or in part, continue to vest during any period in which the Participant serves as a consultant to the Company upon termination of employment.  However, a change in the Participant’s employment status from full-time to part-time shall not affect the Award, which shall continue to vest in accordance with the terms described herein.  In addition, if the Participant is employed by a wholly owned subsidiary of the Company and such subsidiary is subsequently sold or transferred to another Person (as defined below) who is not also wholly owned by the Company, then the Participant’s employment with the Company for purposes of this Section 5 shall be deemed to cease immediately upon such sale or transfer.

6.	Vesting of Award. The Award (unless earlier forfeited) shall vest as follows unless earlier forfeited in accordance with Section 5 above:
(a)	Time Restriction – One-third of the total RSUs will vest on DATE; one-third on DATE; and the final one-third on DATE.

(b)

If there is a Qualifying Termination (as defined below) of the Participant’s employment by the Company or one of its subsidiaries that occurs within the one-year period following a Change in Control (as defined below), any RSUs that were unvested but outstanding immediately prior to the Qualifying Termination shall be treated as having vested immediately prior to the Qualifying Termination.

(c)	For purposes hereof, the following definitions shall apply:
(1)	“Board” means the Board of Directors of the Company.

(2)

“Cause” means (i) the Participant’s willful failure to perform, or serious negligence in the performance of, the Participant’s duties and responsibilities for the Company or any of its subsidiaries that remains uncured, or continues, beyond the fifteenth (15th) day following the date on which the Company gives the Participant notice specifying in reasonable detail the nature of the failure or negligence; (ii) fraud, embezzlement or other dishonesty with respect to the Company or any of its subsidiaries or customers; (iii) conviction of, or a plea of guilty or nolo contendere with respect to, a felony or to any crime (whether or not a felony) that involves moral turpitude; or (iv) breach of fiduciary duty or violation of any covenant of confidentiality, assignment of rights to intellectual property, non-competition  or non-solicitation of customers or employees; provided, that if at the time of termination of employment the Participant is party to an employment agreement or similar agreement with the Company or any of its subsidiaries that includes a definition of “Cause”, the definition contained in such employment agreement or similar agreement shall apply for purposes of this Section 6 in lieu of the definition set forth above in this clause (2).

(3)	“Change in Control” means the occurrence of any of the events described in subsections (A), (B), (C) or (D) below:

(A)

Any Person acquires beneficial ownership (within the meaning of Rule 13d 3 promulgated under the Exchange Act) of thirty-five (35%) percent or more of either (x) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, that for purposes of this subsection (3)(A) the following acquisitions shall not constitute a Change in Control:  (I) any acquisition directly from the Company, (II) any acquisition by the Company, (III) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Employer, or (IV) any Business Combination (but except as provided in subsection (3)(C) below a Business Combination may nevertheless constitute a Change in Control under subsection (3)(C)); and provided further, that an acquisition by a Person of thirty-five percent (35%) percent or more but less than fifty (50%) percent of the Outstanding Company Common Stock or of the combined voting power of the Outstanding Company Voting Securities shall not constitute a Change in Control under this subsection (3)(A) if within fifteen (15) days of the Board’s being advised that such ownership level has been reached, a majority of the "Incumbent Directors" (as hereinafter defined) then in office adopt a resolution approving the acquisition of that level of securities ownership by such Person; or

(B)

Individuals who, as of the Grant Date, constituted the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board; provided, that any individual who becomes a member of the Board subsequent to the Grant Date and whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors shall be treated as an Incumbent Director unless he or she assumed office as a result of an actual or threatened election contest with respect to the election or removal of directors; or

(C)

There is consummated a reorganization, merger or consolidation involving the Company, or a sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case unless, following such Business Combination, (x) the Persons who were the beneficial owners, respectively, of the Outstanding Company Common Stock and of the combined voting power of the Outstanding Company Voting Securities immediately prior to the Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and of the combined voting power of the Outstanding Company Voting Securities, as the case may be, (y) unless in connection with such Business Combination a majority of the Incumbent Directors then in office determine that this clause (3)(C)(y) does not apply to such Business Combination, no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Employer or of such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, thirty-five (35%) percent or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, except to the extent that such ownership existed prior to the Business Combination and (z) at least a majority of the members of the Board resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(D)	The stockholders of the Company approve a complete liquidation or dissolution of the Company;

provided, that if any payment or benefit payable hereunder upon or following a Change in Control would be required to comply with the limitations of Section 409A(a)(2)(A)(v) of the Code and the guidance thereunder in order to avoid an additional tax under Section 409A of the Code, such payment or benefit shall be made only if such Change in Control constitutes a change in ownership or control of the Company, or a change in ownership of the Company’s assets, described in IRS Notice 2005-1, the proposed regulations under Section 409A of the Code, or any successor guidance.

(4)	“Employer” means the Company and its subsidiaries.
(5)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(6)	“Person” means any individual, entity or other person, including a group within the meaning of Sections 13(d) or 14(d) (2) of the Exchange Act.
(7)	“Qualifying Termination” means a termination by the Company or by a subsidiary of the Company of the Participant’s employment with the Company and its subsidiaries, other than a termination for Cause.
7.

Delivery of Shares.  Subject to Section 11 below, the remaining provisions of this Section 7, and Section 10 of the Plan, the Company shall deliver to the Participant (or, in the event of the Participant's death, to the executor or administrator of the Participant’s estate or to the person or persons to whom the RSUs pass by will or by the laws of descent and distribution) one share of Common Stock for each RSU that vests.  Delivery shall be made not later than thirty (30) days following the date of vesting.

8.

Dividends, etc.  The Participant shall not be entitled to any rights as a shareholder, including rights to vote or rights to dividends or other distributions, with respect to any RSU, except as to shares of Common Stock actually delivered under Section 7 above.

9.

Adjustments for Stock Splits, etc.  If there is any stock split, reverse stock split, stock dividend, stock distribution or other reclassification of the Common Stock, any and all new, substituted or additional securities to which the Employee is entitled by reason of his ownership of the RSUs shall be immediately subject to the risk of forfeiture and transfer restrictions described herein in the same manner and to the same extent, if any, as such RSUs.

10.	Nontransferability. The Award is not transferable except as death in accordance with Section 7 above.
11.

No Special Employment Rights.  The grant of the Award shall not be construed as limiting in any way the right of the Company and its Affiliates, subject to applicable law, to terminate the Participant’s employment.  Any loss of profit or potential profit under the Award shall not be an element of damages in any claim relating to termination of the Participant’s employment.  The grant of the Award shall not entitle the Participant to the grant of any other awards under the Plan.

12.

Certain Tax Matters.  The Award consists of an unfunded and unsecured conditional promise by the Company to deliver cash or property in the future.  The Award is intended to qualify for the "short-term deferral" exemption from coverage under Section 409A.  The Company may hold back shares otherwise deliverable under the Award to satisfy any taxes required to be withheld in connection with the vesting of, or any payment under, the Award, but reserves the right to take such other or additional steps as it deems necessary to satisfy its tax withholding obligations, including imposing as a condition to the delivery of any shares hereunder the payment by the Participant, or other person to whom such shares are to be delivered, of cash sufficient to satisfy such obligations.

13.	Clawback. The Award is subject to clawback and forfeiture in accordance with any Clawback Policy of the Company in effect.